Exhibit 99.1

Schedule 5(c)

The Reporting Persons engaged in the following transactions in the last 60 days:

●	6/16/2025 – David Lorber purchased 700 shares of Common Stock at a price of $47.9098 per share[1]
●	6/18/2025 – David Lorber purchased 300 shares of Common Stock at a price of $49.563 per share[2]

(1)	The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $47.85 to $47.92, inclusive. The Reporting Persons undertake to provide the Company, any security holder of the Company or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.
(2)	The reported price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $49.15 to $49.77, inclusive. The Reporting Persons undertake to provide the Company, any security holder of the Company or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares traded at each separate price within the ranges set forth in this footnote.